Exhibit 99.1

Freestar Expected to Report Record Revenue Growth in Sales and Transaction processing.

Quarter end results of June 30, provide an increase of 278 % for combined operations.

Current and new contracts call for shipment of more than 15,000 units with potential sales volume of $20,000,000.

Dublin, July 11, 2007 – FreeStar Technology Corp. (OTC BB: FSRT), said today the Company has achieved record revenues for the fiscal year ended June 30, 2007.    Revenue for the year ended June 30, 2007 is expected to be approximately $4,000,000, which is an increase of 91% over the revenue of $2,097,749 for the prior year ended June 30, 2006.  Revenue for the fourth quarter ended June 30, 2007 is expected to be approximately $1,600,000, which represents an increase of 278% compared to revenue of $422,759 earned during the comparable quarter of the prior year. The Company planned the rollout of its transaction processing solutions in early 2006, and has been aggressively focusing on expanding its footprint at home in Finland and around the world.

The three months ended June 30, 2007 represented the twelfth consecutive quarter that the Company reported an increase in the number of transactions processed compared to the comparable quarter of the prior year. During the twelve months ended June 30, 2007, the Company processed 19,443,999 transactions, an increase of 8.9% compared to the 17,854,160 transactions processed during the comparable period of the prior year.  During the year ended June 30, 2007, the Company processed transactions with a gross value of more than $2.3 billion.

Mr, Egan emphasized that “It is important that our investors understand that we are successfully penetrating our target markets, in Finland, Europe and Scandinavia. This is a slow process, and the results we achieved in fiscal year ended June 30, 2007 are only the beginning.  Our momentum is really building, and we find ourselves both delivering on our existing contracts, and continuing to close new deals. We believe we will ship more than 15,000 terminals with related revenue (hardware, maintenance, transaction processing) of approximately $20,000,000 over the fiscal years ending June 30, 2008 and 2009.  As we enter our new fiscal year, we are confident that revenue will continue to increase at very impressive rates.

Mr. Egan notes that “The expected revenue growth for 2008 does not include revenue contributions from Monex, CUP (China Union pay), Swedish EMV certifications and global refunds, each of which could add very significant upside to our estimates”

Mr. Egan added, “We know we have a long way to go, but we are making forward progress and we are confident that the positive momentum of increased earnings will continue into the next fiscal year. The payment industry expects credit card processors and acquirers to comply with EMV and PCI standards by January 2008. Freestar has taken the lead in this process which is evident from our current sales and sales forecasts.”

Results for the year ended June 30, 2007 are preliminary and may be revised prior to the filing of  Freestar’s annual Report on Form 10-KSB, expected to be filed in late August 2007.

About FreeStar Technology Corporation

FreeStar Technology Corp. provides mission-critical solutions to the financial industry worldwide. Working with merchants and acquirers in more than twenty countries, its product suite has empowered partners to focus on their core competencies, while its innovative driven approach has enabled them to benefit from first to market advantage and realize their true potential. FreeStar Technology has adopted a partnership strategy for growth. Its partners are market leaders in their respective industries. These include IKEA, Finnair and Stockmann. Its subsidiaries, Rahaxi Processing Oy., Finland, FreeStar Technologies Ireland, Ltd., and FreeStar Dominicana S.A. Dominican Republic, continue to develop and implement first class products and solutions that enhance the service level its partners can offer their customers. For more information, please visit www.freestartech.com and www.rahaxi.com

Forward looking statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. When used in this press release, the words "expects," "anticipates," "believes," "plans," "will" and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include, but are not limited to, statements regarding our adequacy of cash, expectations regarding net losses and cash flow, statements regarding our growth, our need for future financing, our dependence on personnel, and our operating expenses. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those discussed above as well as risks set forth above under "Factors That May Affect Our Results." These forward-looking statements speak only as of the date hereof. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The companies caution that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in FreeStar's Form 10-KSB filing and other filings with the U.S. Securities and Exchange Commission (available at www.sec.gov). FreeStar undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

For more information, please contact:

FreeStar Technology Corp.
Cynthia Aadal –Company Communications
caadal@freestartech.com

Investor Relations:
AGORACOM Investor Relations
FSRT@agoracom.com
www.agoracom.com/IR/Freestar